Exhibit 99.1

NEWS

INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT: (800) 796-8448

COUNTRYWIDE REPORTS SEPTEMBER 2006 OPERATIONAL RESULTS

CALABASAS, CA (October 11, 2006) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended September 30, 2006.  Key operational results included the following:

•                  Mortgage loan fundings for the month of September were $38 billion compared to $49 billion in September 2005.  For the third quarter, mortgage loan fundings were $114 billion as compared to $146 billion in last year’s third quarter.  Year-to-date mortgage loan fundings were $334 billion.

—           Monthly purchase volume for September was $18 billion as compared to $23 billion a year ago.  For the third quarter, purchase volume was $54 billion as compared to $69 billion for the same period a year ago.  Year-to-date purchase activity totaled $156 billion.

—           Home equity loan fundings for September were $3.8 billion, bringing home equity production for the quarter to $12 billion.  Fundings for both periods were relatively flat when compared to the prior-year periods.  Year-to-date home equity loan fundings reached $35 billion.

—           Nonprime loan fundings totaled $3.1 billion in September as compared to $4.0 billion in September 2005.  For the third quarter, nonprime fundings reached $10 billion versus $12 billion in last year’s third quarter. Year-to-date nonprime fundings totaled $31 billion.

—           On a consolidated basis, Countrywide funded $4.3 billion in pay-option ARM loans during the month as compared to $9.9 billion in September 2005.  For the third quarter, pay-option ARM fundings were $15 billion as compared to $29 billion a year ago.  Year-to-date pay-option fundings were $54 billion as compared to $70 billion for the same period last year.

—           It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to equal 100 percent of total fundings.

•                  Average daily mortgage loan application activity in September was $2.8 billion as compared to $3.0 billion in September 2005.  The mortgage loan pipeline was $65 billion at September 30, 2006 as compared $77 billion at September 30, 2005.

•                  The mortgage loan servicing portfolio continued its growth, reaching $1.24 trillion at September 30, 2006.  This is an increase of $197 billion, or 19 percent, from September 30, 2005.

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com
 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

─               Delinquencies in the servicing portfolio rose 35 basis points from August 2006 to 4.50 percent at the end of September.  This increase is primarily attributed to fewer number of business days from the prior month and portfolio seasoning.

•                  Banking Operations’ assets were $88 billion at September 30, 2006, an increase of 24 percent from September 30, 2005.

•                  Securities trading volume in the Capital Markets segment was $301 billion for September 2006 as compared to $330 billion for September 2005.  For the third quarter, securities trading volume reached $933 billion as compared to $971 billion for the same period a year ago.  Year-to-date securities trading volume reached $2.8 trillion.

•                  Net earned premiums from the Insurance segment were $96 million for the month of September and $301 million for the third quarter, which compares to $90 million and $240 million, respectively, for the prior-year periods.  On a year-to-date basis, net earned premiums were $865 million.

“Operational results for September were solid despite the fluctuations in the 10-year U.S. Treasury yield throughout the month,” said Angelo R. Mozilo, Chairman and Chief Executive Officer.  “Declining interest rates spurred a 7 percent increase in average daily applications from August to September.  While total mortgage loan fundings were down from the prior month due to three fewer working days, on an average daily basis, they increased 8 percent.  For the third quarter, total mortgage loan fundings of $114 billion were down only 2 percent from the second quarter of 2006 and down 22 percent from the third quarter of 2005, which was a record quarter for fundings.  The servicing portfolio continued its growth, adding $16 billion from last month and $197 billion from last year.

“Banking Operations’ assets increased 5 percent from June 30, 2006 and 24 percent from September 30, 2005.  Capital Markets securities trading volume of $933 billion for the third quarter of 2006 was down slightly from the second quarter of 2006, as it was affected by the day count, but was up on an average daily basis.  Third quarter net earned premiums from the Insurance segment were up sequentially as well as year over year.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500.  Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company.  For more information about the Company, visit Countrywide’s website at www.countrywide.com.

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com
 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com
 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	September 30,	September 30,	September 30,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	20	21	189
Average Daily Mortgage Loan Applications	$2,836	$3,043	$2,624
Mortgage Loan Pipeline (loans-in-process)	$65,316	$76,821
Commercial Real Estate Loan Pipeline (loans-in-process)	$227	$558

Loan Fundings:
Consumer Markets Division	$12,436	$14,516	$115,352
Wholesale Lending Division	7,229	9,360	73,642
Correspondent Lending Division	16,534	22,869	129,798
Capital Markets	1,596	2,089	14,942
Total Mortgage Loan Fundings	37,795	48,834	333,734
Commercial Real Estate Fundings	646	423	3,309
Total Loan Fundings	$38,441	$49,257	$337,043

Bank Mortgage Loan Fundings (2)	$11,706	$3,899	$73,446

Loan Fundings in Units:
Consumer Markets Division	78,388	91,494	744,674
Wholesale Lending Division	35,448	44,704	358,397
Correspondent Lending Division	85,213	111,418	653,017
Capital Markets	5,832	8,157	57,111
Total Mortgage Loan Fundings in Units	204,881	255,773	1,813,199
Commercial Real Estate	56	25	366
Total Loan Fundings in Units	204,937	255,798	1,813,565

Bank Mortgage Loan Units (2)	73,642	36,225	501,723

Mortgage Loan Fundings: (3)
Purchase	$17,627	$22,971	$155,995
Non-purchase	20,168	25,863	177,739
Total Mortgage Loan Fundings	$37,795	$48,834	$333,734

Mortgage Loan Fundings by Product:
Government Fundings	$1,036	$1,032	$9,436
ARM Fundings	$15,486	$24,011	$158,771
Home Equity Fundings	$3,766	$3,818	$35,229
Nonprime Fundings	$3,058	$4,036	$30,545

MORTGAGE LOAN SERVICING (4)
Volume	$1,244,311	$1,047,623
Units	7,964,033	7,203,562
Subservicing Volume (5)	$20,552	$27,556
Subservicing Units	193,536	256,935
Prepayments in Full	$16,907	$21,443	$155,889
Bulk Servicing Acquisitions	$2,375	$59	$3,115
Portfolio Delinquency - CHL (6)	4.50%	4.03%
Foreclosures Pending - CHL (6)	0.52%	0.42%

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	Month Ended		Year-to-Date
	September 30,	September 30,	September 30,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	788,458	822,119	7,710,757
Flood Determinations	273,293	320,502	2,533,622
Appraisals	104,930	110,006	940,113
Automated Property Valuation Services	699,238	710,337	6,204,234
Other	17,471	15,249	150,700
Total Units	1,883,390	1,978,213	17,539,426

CAPITAL MARKETS
Securities Trading Volume (7)	$301,179	$329,551	$2,845,601

BANKING
Banking Operations Assets (in billions)	$88	$71

INSURANCE
Net Premiums Earned:
Carrier	$76.5	$74.6	$701.2
Reinsurance	19.5	15.5	163.6
Total Net Premiums Earned	$96.0	$90.1	$864.8

Period-end Rates
10-Year U.S. Treasury Yield	4.64%	4.34%
FNMA 30-Year Fixed Rate MBS Coupon	5.86%	5.51%

(1) This data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company.  All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company.  Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2) These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions and are included in “Total Mortgage Loan Fundings” above.  The amounts include loans funded for both investment purposes and for sale.  The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3) Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4) Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5) Subservicing volume for non-Countrywide entities.

(6) Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7) Includes trades with Mortgage Banking Segment.

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